Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

New Contract Signed For Manavi Appraisal Drilling

January 28, 2005 – Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) announced today that its wholly owned subsidiary, Ninotsminda Oil Company Limited, which holds CanArgo’s interest in the Ninotsminda, Manavi and West Rustavi Production Sharing Contract, has signed a contract with Saipem S.p.A. of Italy (“Saipem”) to supply a drilling rig and services for the drilling of appraisal well Manavi 12 (M12) on the Manavi oil discovery in Georgia, with an option to drill further wells.

Saipem is a major international drilling service company owning 27 drilling rigs and 12 workover rigs capable of operating at depths ranging from 2,500 to 10,000 metres (8,200 to 32,800 feet) including in high temperatures and high pressure environments. It has drilled one of the world’s deepest wells to date at 8,000 metres (26,250 feet). Its largest shareholder (43%) is ENI, the Italian-based international energy company, involved in oil and natural gas, electricity generation, engineering and construction sectors, and in the petrochemical business, from which it was originally spun-off in 1969.

Previously a contract had been signed with Great Wall Drilling Company of China but due to a delay in mobilising the rig, a new agreement was concluded with Saipem who currently have a rig available.

Under the terms of the contract, Saipem will supply the Ideco E-2100 Az drilling rig complete with crew to drill the M12 appraisal well to a planned total depth of 5,000 metres (16,404 feet) in the Cretaceous. The contract includes an option to drill further wells. The rig and associated equipment will now be mobilised from Astrakhan in southern Russia to Georgia where it is expected to commence operations on the M12 well by the end of April / early May.

The M12 location is approximately 4 km to the west of the Manavi M11 Cretaceous oil discovery well, and located on seismic data acquired by CanArgo in 1998.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business

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prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300

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